FOR IMMEDIATE RELEASE

KRISPY KREME ANNOUNCES JIM MORGAN
TO TRANSITION TO NON-EXECUTIVE CHAIRMAN

Winston-Salem, NC – December 17, 2014 – Krispy Kreme Doughnuts, Inc. (NYSE:  KKD) announced today that James H. Morgan, age 67, will transition from Executive Chairman of the Board of Directors of the Company to non-executive Chairman effective January 29, 2015.

Mr. Morgan served as President and Chief Executive Officer of the Company from January 2008 until June 2014. He has served on the Company’s Board of Directors since 2000 and has served as Chairman of the Board since 2005.

As part of its executive succession plan, the Company appointed Tony Thompson as its new President and Chief Executive Officer effective June 1, 2014, at which time Mr. Morgan became Executive Chairman. Mr. Morgan’s transition to non-executive Chairman completes the succession plan.

Robert S. McCoy, Jr. will continue as the Board’s lead independent director, a position he has held since 2008.

Mr. McCoy commented: “We are grateful to Jim for his exceptional stewardship of the Company and for his tireless service as an executive officer since 2008. His many accomplishments over the past seven years are well known. Jim’s transition to non-executive Chairman is a natural evolution of his role at Krispy Kreme, and we are appreciative of his ongoing commitment to the business as the leader of our board of directors.”

Mr. Thompson commented: “I know that I speak for everyone in the Krispy Kreme family in expressing my heartfelt appreciation to Jim for his exemplary service to the Company. Our entire community is grateful for his unwavering commitment to, and enthusiasm for, Krispy Kreme, and we look forward to his continued leadership as Chairman.”

Mr. Morgan commented: “Krispy Kreme has had a special place in my heart since childhood. Working at Krispy Kreme has provided some of the most enjoyable moments of my career, with the Company’s outstanding community of team members, franchisees, shareholders and, most importantly, customers around the world. It has been a supreme pleasure to work here, and I look forward to my continued service as a director.”

The Company expects to record a charge to earnings in the fourth quarter of fiscal 2015 (ending February 1, 2015) for payments to be made pursuant to the terms of Mr. Morgan’s employment agreement.

The charge is not expected to have any effect on adjusted net income or adjusted earnings per share. Accordingly, management is reaffirming its forecast of adjusted net income for fiscal 2015 of between $48 million and $51 million ($0.69 to $0.74 per share).

Adjusted net income and adjusted earnings per share are non-GAAP measures (see the reconciliation of GAAP to adjusted earnings in the table accompanying this release).

About Krispy Kreme

Krispy Kreme is a leading branded specialty retailer and wholesaler of premium quality sweet treats and complementary products, including its signature Original Glazed® doughnut. Headquartered in Winston-Salem, NC, the Company has offered the highest quality doughnuts and great tasting coffee since it was founded in 1937. Today, there are over 925 Krispy Kreme shops in more than 20 countries around the world. Connect with Krispy Kreme at www.krispykreme.com.

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Information contained in this press release, other than historical information, should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs, assumptions and expectations of our future economic performance, considering the information currently available to management. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. The words “believe,” “may,” “forecast,” “could,” “will,” “should,” “would,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “strive” or similar words, or the negative of these words, identify forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the quality of Company and franchise store operations; our ability, and our dependence on the ability of our franchisees, to execute on our and their business plans; our relationships with our franchisees; our ability to implement our domestic and international growth strategies; our ability to implement our domestic small shop operating model; political, economic, currency and other risks associated with our international operations; the price and availability of raw materials needed to produce doughnut mixes and other ingredients, and the price of motor fuel; our relationships with wholesale customers; our ability to protect our trademarks and trade secrets; changes in customer preferences and perceptions; risks associated with competition; risks related to the food service industry, including food safety and protection of personal information; compliance with government regulations relating to food products and franchising; increased costs or other effects of new government regulations relating to healthcare benefits; and risks associated with the use and implementation of information technology. These and other risks and uncertainties, which are described in more detail in the Company’s most recent Annual Report on Form 10-K and other reports and statements filed with the United States Securities and Exchange Commission, are difficult to predict, involve uncertainties that may materially affect actual results and may be beyond the Company’s control, and could cause actual results, performance or achievements to be materially different from those expressed or implied by any of these forward-looking statements. New factors emerge from time to time, and it is not possible for management to predict all such factors or to assess the impact of each such factor on the Company. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

KRISPY KREME DOUGHNUTS, INC.

NON-GAAP FINANCIAL INFORMATION

As of February 2, 2014, the Company had net deferred income tax assets of approximately $107 million, of which approximately $58 million related to federal and state net operating loss carryovers. The Company’s federal net operating loss carryovers totaled approximately $174 million.

The Company has reported cumulative pretax income of over $120 million since the beginning of fiscal 2010, and the Company also has generated significant taxable income during this period. However, because of the Company’s utilization of its federal and state net operating loss carryovers and other deferred tax assets, the Company’s cash payments for income taxes have been relatively insignificant during this period. As a result, the provision for income tax expense has substantially exceeded cash payments for income taxes. Until such time as the Company’s net operating loss carryovers are exhausted or expire, GAAP income tax expense is expected to continue to substantially exceed the amount of cash income taxes payable by the Company.

The Company expects to record a pretax charge of approximately $2.5 million in the fourth quarter of fiscal 2015 (ending February 1, 2015) for the settlement of amounts due under an employment agreement with the Company’s former chief executive officer. That officer, who is the Company’s current Executive Chairman, is expected to transition from that role to the non-employee role of non-executive chairman of the board of directors in late January 2015.

In the second quarter of fiscal 2014, the Company recorded a charge of $1.0 million related to the retirement of its secured credit facilities, consisting principally of the writeoff of deferred financing costs related to the Company’s term loan, which was retired in full, and the termination of an interest rate hedge related to the term loan. Charges of this nature are not expected to recur on a regular basis.

The following non-GAAP financial information and related reconciliation of adjusted net income to GAAP net income are provided to assist the reader in understanding the effects of the above facts and transactions on the Company’s results of operations. In addition, the non-GAAP financial information is intended to illustrate the material difference between the Company’s income tax expense and income taxes currently payable. These non-GAAP performance measures are consistent with other measurements made by management in the operation of the business which do not consider income taxes except to the extent to which those taxes currently are payable, for example, capital allocation decisions and incentive compensation measurements that are made on a pretax basis.

	Management's Earnings Guidance		Historical Period
	Year Ending February 1, 2015		Year Ended
	From	To	February 2, 2014
	(In thousands, except per share amounts)
Net income, as reported	$28,400	$30,400	$34,256
Charge for settlement of employment contract	2,500	2,500	-
Loss on retirement of debt	-	-	967
Provision for deferred income taxes	16,600	17,800	8,014
Adjusted net income	$47,500	$50,700	$43,237

Adjusted earnings per common share:
Basic	$0.72	$0.77	$0.64
Diluted	$0.69	$0.74	$0.61

Weighted average shares outstanding:
Basic	66,200	66,200	67,261
Diluted	68,900	68,900	71,054

Krispy Kreme Doughnuts, Inc.

Media:	Investor Relations:

Lafeea Watson	Anita K. Booe
(336) 726-8878	(336) 703-6902
lwatson@krispykreme.com	abooe@krispykreme.com